Exhibit (h)(2)(ii)

SECOND AMENDMENT TO

TRANSFER AGENCY AND SERVICES AGREEMENT

THIS FIRST AMENDMENT (“Amendment”) is made as of September 17, 2018 between Barings Funds Trust (f/k/a Babson Capital Funds Trust) (the “Trust”), organized as a business trust under the laws of the State of Massachusetts, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, ALPS and Trust entered into a Transfer Agency and Services Agreement, dated November 6, 2015 (the “Agreement”); and

WHEREAS, ALPS and the Trust wish to modify the Agreement to add an additional fund of the Trust to Appendix A to the Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	List of Funds. Appendix A to the Agreement is hereby deleted and replaced in its entirety with the attached Appendix A.

2.	Fee Schedule. Part 1 to the Fee Schedule is deleted in its entirety and replaced with the following, subject to any subsequent cost-of-living adjustment as described in the Agreement:

“Transfer Agency and Services Agreement	Annual Fee
1-2 Funds	$26,573	per Fund
3-5 Funds	$21,259	per Fund
6-8 Funds	$19,133	per Fund
Greater than 8 funds	$19,133	per Fund.

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

Annual Open Account Fee:

Open Accounts	Fees Per Account

Direct	$8

NSCC	$5

Annual Inactive Account Fee:

$0.50 per inactive account (an inactive account is an account with a zero balance that has had activity in the last eighteen months).”

3.	Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

ALPS FUND SERVICES, INC.		BARINGS FUNDS TRUST

By:	s/ Jeremy May	By:	s/ Daniel McGee
Name:	Jeremy May	Name:	Daniel McGee
Title:	President	Title:	President

APPENDIX A

LIST OF FUNDS

	CLASS A	CLASS C	CLASS I	CLASS Y
Barings Global Floating Rate Fund	BXFAX	BXFCX	BXFIX	BXFYX
Barings Global Credit Income Opportunities Fund	BXIAX	BXICX	BXITX	BXIYX
Barings Active Short Duration Bond Fund	BXDAX	BXDCX	BXDIX	BXDYX
Barings Total Return Bond Fund	BXTAX	BXTCX	BXTIX	BXTYX
Barings Emerging Markets Debt Blended Total Return Fund	BXEAX	BXECX	BXEIX	BXEYX
Barings Emerging Markets Local Currency Debt Fund	BXLAX	BXLCX	BXLIX	BXLYX
Barings Global High Yield Fund	BXGAX	BXGCX	BXGIX	BXGYX
Barings U.S. High Yield Fund	BXHAX	BXHCX	BXHIX	BXHYX
Barings Global Emerging Markets Equity Fund	BXQAX	BXQCX	BXQYX	BXQIX